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                                                                     Exhibit 4.4


                       INTEREST RATE SWAP INSURANCE POLICY

                           MBIA Insurance Corporation
                             Armonk, New York 10504

                               Policy No. 38997(2)

         MBIA Insurance Corporation (the "Insurer"), in consideration of the payment of the premium and subject to the terms of this Policy, hereby unconditionally and irrevocably guarantees the full and complete payments of (i) amounts that are Due for Payment (as defined below) by or on behalf of Capital One Auto Finance Trust 2002-B (the "Obligor") under the confirmations identified as:

         (a) Ref. No. 127342 dated September 16, 2002 by and between the Obligor and Wachovia Bank, National Association (the "Counterparty);

         (b) Ref. No. 127343 dated September 16, 2002 by and between the Obligor and the Counterparty; and

         (c) Ref. No. 127344 dated September 16, 2002 by and between the Obligor and the Counterparty,

all governed by the ISDA Master Agreement and the Schedule thereto (collectively, the "Agreement"), dated as of September 16, 2002, by and between the Obligor and the Counterparty, to the Counterparty as such payments are Due for Payment (as defined below) but shall not be so paid in accordance with the terms of the Agreement and (ii) the reimbursement of any such payment described in (i) which is subsequently recovered from the Counterparty pursuant to a final judgment by a court of competent jurisdiction that such payment constitutes an avoidable preference to the Counterparty within the meaning of any applicable bankruptcy law and, in either case, for which a Demand for Payment in the form attached hereto as Attachment 1 (the "Demand for Payment") has been presented to the Insurer in accordance with the terms of this Policy, provided that unless the Option (as defined below) is exercised by the Insurer the amount available hereunder for payment pursuant to any one Demand for Payment shall not exceed the regularly scheduled amount due for payment for the applicable Payment Date minus any amount payable in the same currency by the Counterparty on such Payment Date (the "Policy Coverage"), provided, further, that the Policy Coverage shall never exceed the amount that is Due for Payment. As used herein, the term "Due for Payment" refers to amounts that are required to be paid by the Obligor on each regularly scheduled Payment Date stated in the Agreement, as the same may be reduced from time to time in accordance with the terms of the Agreement, and does not refer to any other amount that may otherwise be payable by the Obligor pursuant to the Agreement, including, but not limited to, fees, expenses or penalty rates. If a Demand for Payment is made under this Policy, the Insurer will continue to make regularly scheduled payments under the Agreement unless the Insurer elects, at its sole option, to direct the Counterparty to designate an Early Termination Date (as defined in the Agreement) on a

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specified future date (which election can be made at the time the initial Demand for Payment has been made or at any time thereafter). If the Insurer directs the Counterparty to designate an Early Termination Date (the "Option"), the Insurer will pay to the Counterparty any amount due from the Obligor as a result of the designation of such Early Termination Date following receipt of a Demand for Payment with respect to such amount.

         1. Upon the later of (i) three Business Days (as defined below) after receipt by the Insurer of a Demand for Payment, duly executed by the Counterparty; or (ii) the Payment Date stated in the Agreement and specified in the Demand for Payment presented by the Counterparty to the Insurer, and after giving effect to any applicable grace period provided in the Agreement, the Insurer will make a deposit of funds in an account with State Street Bank and Trust Company, N.A., in New York, New York, or its successor, sufficient for the payment to the Counterparty, of amounts that are then due to the Counterparty (as specified in the Demand for Payment) subject to the Policy Coverage. Upon receipt of an instrument of assignment, in the form attached hereto as Attachment 2 evidencing the assignment to the Insurer of all of the Counterparty's rights to amounts that are Due for Payment and to be paid by the Insurer and all of the Counterparty's options, votes, rights, powers and remedies under the Agreement, State Street Bank and Trust Company, N.A. shall disburse to the Counterparty such amounts as are then due to the Counterparty. Upon such payment, the Insurer shall have the right to receive payment from the Obligor to the extent of such payment by the Insurer and the Insurer shall be fully subrogated to, and shall be vested with, all of the Counterparty's rights, powers and remedies under the Agreement and shall be fully subrogated to all of the Counterparty's rights against any and all parties in connection with the Agreement until such nonpayment has been cured by the Obligor and the Insurer shall have been reimbursed in full by the Obligor for amounts paid to the Counterparty as a result of a nonpayment. The Insurer shall have the absolute right and discretion, without notice to the Counterparty or the Obligor, to exercise or fail to exercise any right, power or remedy that the Insurer may have hereunder or under any assignment required hereby. The Insurer shall have no liability to the Counterparty or the Obligor for any loss, damage or injury resulting from the Insurer's exercise or failure to exercise any such right, power or remedy.

         2. Demand for Payment hereunder may be made by prepaid telecopy, telex or telegram of the executed Demand for Payment c/o of the Insurer. If a Demand for Payment made hereunder does not, in any instance, conform to the terms and conditions of this Policy, the Insurer shall, within one Business Day, give notice to the Counterparty that such Demand for Payment was not effected in accordance with the terms and conditions of this Policy and briefly state the reason(s) therefor. Upon being notified that such Demand for Payment was not effected in accordance with this Policy, the Counterparty may attempt to correct any such nonconforming Demand for Payment if, and to the extent that, the Counterparty is entitled and able to do so.

         3. The amount payable by the Insurer under this Policy pursuant to a particular Demand for Payment shall be limited to the Policy Coverage, unless such Demand for Payment is with respect to an amount due from the Obligor as a result of the designation of an Early Termination Date at the direction of the Insurer.

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         4.    Any service of process on the Insurer or notice to the Insurer may be made to the Insurer at its offices located at 113 King Street, Armonk, New York 10504, and such service of process shall be valid and binding.

         5. This Policy is noncancellable for any reason. The term of this Policy shall expire upon the expiration or earlier termination of the Agreement.

         6. The premium payable on this Policy is not refundable for any reason, including the early termination of the Agreement.

         7. This Policy shall be governed by and interpreted under the laws of the State of New York. Any suit hereunder in connection with any payment may be brought only by the Counterparty within one year after (i) a Demand for Payment, with respect to such payment, is made pursuant to the terms of this Policy and the Insurer has failed to make such payment, or (ii) payment would otherwise have been due hereunder but for the failure on the part of the Counterparty to deliver to the Insurer a Demand for Payment pursuant to the terms of this Policy, whichever is earlier.

         8. This Policy, including Attachment 1 hereto, sets forth in full the terms of the obligations of the Insurer. Reference in this Policy to other documents or instruments is for identification purposes and such reference shall not modify or effect the terms hereof or cause such documents or instruments to be deemed incorporated herein.

         9. This Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

         10. "Business Day" means any day other than a day on which banks located in the City of New York, New York are authorized by law to close or on which the New York Stock Exchange is closed for business.

         11. MBIA hereby irrevocably waives for the benefit of the Counterparty, as a clarification and not as a limitation of its obligations hereunder, any defenses to payment it may now or hereafter have arising from (i) the failure of any of the representations of the Obligor set forth in the Agreement or in the Insurance Agreement between the Insurer and the Obligor (the "Insurance Agreement") to be true and correct; (ii) any indulgence, concession, waiver or consent given to the Obligor; (iii) any taking, exchange, release, amendment, non-perfection, realization or application of or on any security for or guarantee of the Obligor's performance of the Agreement; (iv) any defect as to the valid creation, existence or solvency of the Obligor or any change, restructuring, or termination in or of the corporate structure or existence of the Obligor; or (v) any other circumstance (including, without limitation, any statute of limitations) that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; provided, however, that without prejudice to the specific waivers set forth in the foregoing clauses (i) through
(v), MBIA's obligations under this Policy shall be subject to the conditions to payment by the Obligor expressly set forth in the terms of the Agreement.

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         IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed in facsimile on its behalf by its duly authorized officers, this 16th day of September, 2002.

                                               MBIA INSURANCE CORPORATION


                                               /s/ Gary C. Dunton
                                               ---------------------------------
                                               President


                                               /s/ Lisa A. Wilson
                                               ---------------------------------
                                               Assistant Secretary

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                                                                    Attachment 1
                                                              Interest Rate Swap
                                                                Insurance Policy
                                                                    No. 38997(2)

                               DEMAND FOR PAYMENT

MBIA Insurance Corporation
113 King Street
Armonk, NY  10504

Attention: President

         Reference is made to the Interest Rate Swap Insurance Policy No. 38997(2) (the "Policy") issued by the MBIA Insurance Corporation (the "Insurer"). The terms which are capitalized herein and not otherwise defined have the meanings specified in the Policy unless the context otherwise requires.

         Wachovia Bank, National Association (the "Counterparty") hereby certifies that:

               [(a) The Capital One Auto Finance Trust 2002-B (the "Obligor") has failed to make a payment due under the confirmation[s] identified as [___] under the Agreement (attached hereto as Exhibit A). In accordance with the provisions of the Agreement, such amount was payable by the Obligor to the Counterparty on (the "Payment Date") in an amount equal to $ (the "Amount Due").] or

               (a) After notice, the Obligor has failed to make a payment due under the confirmation[s] identified as [___] under the Agreement (attached hereto as Exhibit A) as a result of the designation of an Early Termination Date at the direction of the Insurer. In accordance with the provisions of the Agreement, such amount was calculated as follows:

                                  [CALCULATION]

         and was payable by the Obligor to the Counterparty on           (the
         "Payment Date") in an amount equal to $       (the "Amount Due").

               (b) The amount paid to the Counterparty by or on behalf of the Obligor on the Payment Date was $ less than the Amount Due (the "Deficiency").

         A copy of the notice prepared by the calculation agent under the Agreement with respect to the calculation period for which such payment is due is attached hereto.

         The Counterparty hereby requests that payment of the Deficiency (subject to the terms of the Policy, including the Policy Coverage, when applicable) be made by the Insurer under the Policy and directs that payment under the Policy be made to the following account by bank wire

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transfer of federal or other immediately available funds in accordance with the terms of the Policy:

                             [Counterparty Account].

         Any Person Who Knowingly And With Intent To Defraud Any Insurance Company Or Other Person Files An Application For Insurance Or Statement Of Claim Containing Any Materially False Information, Or Conceals For The Purpose Of Misleading, Information Concerning Any Fact Material Thereto, Commits A Fraudulent Insurance Act, Which Is A Crime, And Shall Also Be Subject To A Civil Penalty Not To Exceed Five Thousand Dollars And The Stated Value Of The Claim For Each Such Violation.

                                                 WACHOVIA BANK, NATIONAL
                                                 ASSOCIATION


                                                 By_____________________________
                                                 Its____________________________

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                                                                    Attachment 2
                                                              Interest Rate Swap
                                                                Insurance Policy
                                                                    No. 38997(2)

                            THE ASSIGNMENT OF RIGHTS

         IN CONSIDERATION of the sum of      Dollars ($      ) to be paid to
Wachovia Bank, National Association (the "Counterparty") under Policy No. 38997(2), representing money owed to the Counterparty by Capital One Auto Finance Trust 2002-B (the "Obligor") under the confirmation[s] identified as:

         [Include the transactions for which claim is being made.]

         (a) Ref. No. 127342 dated September 16, 2002, between the Obligor and the Counterparty;

         (b) Ref. No. 127343 dated September 16, 2002, between the Obligor and the Counterparty;

         (c) Ref. No. 127344 dated September 16, 2002, between the Obligor and the Counterparty;

[all] governed by the ISDA Master Agreement and the Schedule thereto (collectively, the "Agreement"), dated as of September 16, 2002 by and between the Obligor and the Counterparty, the Counterparty HEREBY ASSIGNS, TRANSFERS AND SUBROGATES to MBIA Insurance Corporation (the "Insurer"):

               (i) all rights, claims and rights of action, to the extent of the amount above stated, to payment of amounts now Due for Payment under the Agreement; and

               (ii) all other options, votes, rights, powers and remedies permitted under the Agreement and all rights against any and all parties in connection therewith until such time as the Insurer shall have been reimbursed in full by the Obligor for all amounts paid by the Insurer to the Counterparty.

         IN WITNESS WHEREOF, the undersigned has executed this Assignment of
    Rights on the day of          ,    .

                                                   WACHOVIA BANK, NATIONAL
                                                   ASSOCIATION


                                                   By___________________________
                                                   Title________________________